Exhibit 4.1

AGREEMENT TO EXTEND PROMISSORY NOTE

This Agreement to Extend the Promissory Note entered into by ATSI COMMUNICATIONS, INC. a Nevada corporation, (“ATSI”) and FRANKLIN, CARDWELL & JONES, PC a Texas professional corporation (“FRANKLIN”) is made and entered into this 1st day of December, 2005.

WHEREAS, ATSI issued a Secured Promissory Note dated November 1, 2004 (the” Note”) in the original principal balance amount of $103,454.08 payable to Franklin; and

WHEREAS, on August 8, 2005 FRANKLIN and ATSI agreed to terminate the Security Agreement and release all collateral set forth in the Security Agreement;

WHEREAS, on November 1, 2005 FRANKLIN, CARDWELL & JONES, PC converted $13,454.08 of the principal balance into common stock of ATSI;

WHEREAS, the Maturity Date of the note have occurred as of December 1, 2005;

NOW, THEREFORE, ATSI and FRANKLIN hereby agree to the following terms and conditions:

1.	The Maturity Date of the Promissory Note shall be extended until December 1, 2006.

2.	The principal balance is now $90,000 as of December 1, 2005.

3.	All other terms and conditions of the Notes shall apply as originally agreed to, with the exception of the above-mentioned items.

4.	This Extension contains the entire agreement between the parties.

ATSI COMMUNICATIONS, INC.	FRANKLIN, CARDWELL & JONES, PC.

Antonio Estrada, Corporate Controller	Lawrence Wilson